Exhibit 99.1

B. Thomas Golisano, Paychex Founder, to Step Down

from Company’s Board of Directors

Rochester, N.Y. (May 16, 2025) – Paychex, Inc. (Nasdaq: PAYX), an industry-leading human capital management (HCM) company, today announced that the company’s Founder, B. Thomas Golisano, has decided to step down from his role as a member of the Paychex Board of Directors effective after the Board’s July, 2025 meeting.

Mr. Golisano, 83, established Paychex in 1971 with a vision to provide payroll support to small businesses. The company went public in 1983, and he served as President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Golisano retired as President and CEO in 2004 but continued to serve as Chairman until 2021 when then-President and CEO Martin Mucci assumed the Chairman position, a role he currently holds. Since it was founded, Paychex has evolved into a technology-driven human resources and payroll services company now serving nearly 800,000 clients and generating annual revenues of over $5 billion with a market capitalization exceeding $50 billion.

Reflecting on his tenure, Mr. Golisano remarked, “It’s been a great run of over 54 years. I’m very proud of the company and our performance over the last five decades including the continued growth in its service offerings, technology advancements, and financial performance.”

Last fall, Mr. Golisano announced unprecedented philanthropic awards totaling nearly a half-billion dollars for more than 120 non-profit organizations in Rochester, Buffalo and Syracuse, New York as well as in communities across Southwest Florida.  Throughout his lifetime, he has committed over $800 million in total charitable gifts.

Mr. Mucci, Chairman of the Board, expressed gratitude to Mr. Golisano on behalf of shareholders and the Paychex Board of Directors, stating, “I want to thank Tom for his unwavering commitment to the growth and success of Paychex, and for the significant impact he has had on our clients, employees, shareholders, and the community at large. Personally, I have had the privilege of working with Tom for over 20 years and have benefited from his dedication to the success of Paychex, his entrepreneurial spirit, and his focus on our clients and shareholders. He has been a mentor and a friend, and I look forward to continuing this relationship.”

“It is an honor and a privilege to be part of the journey Tom began with the Company,” stated Mr. Gibson. “On behalf of our nearly 19,000 employees, I want to thank Tom for setting the vision and values that have made our accomplishments and successes possible.”

About Paychex
Paychex, Inc. (Nasdaq: PAYX) is the digitally driven HR leader that is reimagining how companies address the needs of today’s workforce with the most comprehensive, flexible, and innovative HCM solutions for organizations of all sizes. Offering a full spectrum of HR advisory and employee solutions, Paychex pays 1 out of every 11 American private sector workers and is raising the bar in HCM for nearly 800,000 customers in the U.S. and Europe. Every member of the Paychex team is committed to fulfilling the company’s purpose of helping businesses succeed. Visit paychex.com to learn more.

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Investor Relations Contacts

Rachel White

Paychex, Inc.

Head of Investor Relations

513-954-7388

investors@paychex.com

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Tracy Volkmann

Paychex, Inc.

Manager, Public Relations

585-387-6705

tvolkmann@paychex.com